Exhibit 99.1

PRESS RELEASE

WASTE SERVICES ANNOUNCES
Closing of Florida / Arizona Transactions;
Launch of $50 Million Term Loan Financing
BURLINGTON, Ontario, April 2, 2007 / PRNewswire-FirstCall/ — Waste Services, Inc. (Nasdaq: WSII) today announced that it has completed transactions to acquire Allied Waste’s South Florida operations and to sell its Arizona operations to Allied Waste. The South Florida operations consist of a collection company, a transfer station that is permitted to process 800 tons per day and a materials recovery facility, all providing service in Miami-Dade County. These operations employ approximately 300 people, operate 120 collection routes and generate approximately $65 million in annual revenue. The acquisition establishes Waste Services as a vertically-integrated competitor in Miami-Dade, the largest market in Florida, and also creates the opportunity to increase internalization into the company’s existing Florida landfills.
Waste Services today also announced its intention to increase the term loans under its existing Senior Secured Credit Facility by $50 million, as well as obtain lender consents for certain other modifications to the credit agreement. Net proceeds from the proposed term loans will be used to repay outstanding borrowings under the company’s revolving credit facility, a portion of which were incurred to complete the South Florida / Arizona purchase and sale transaction. Proceeds from the term loans will also be used to complete the acquisition of USA Recycling in Florida and for general corporate purposes.
Waste Services, Inc., a Delaware corporation, is a multi-regional integrated solid waste services company that provides collection, transfer, disposal and recycling services in the United States and Canada. The company’s web site is http://www.wasteservicesinc.com. Information on the company’s web site does not form part of this press release.
For information contact:
Edwin D. Johnson
Executive Vice President and
Chief Financial Officer
Waste Services, Inc.
561-237-3400